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                                                                    Exhibit 99.3


[National Steel Corporation Logo]
4100 Edison Lakes Parkway
Mishawaka, IN 46545-3440

                                               Contact: Anita-Marie Hill
                                                        Romelia Martinez
                                                        Sitrick And Company
                                                        (310) 788-2850



                       Court Approves AK Steel Corporation
                                as Stalking Horse

                   Department of Justice Issues Second Request
                         Relating to U.S. Steel Proposal

     Mishawaka, Ind. - February 6, 2003 - National Steel Corporation today announced that the U.S. Bankruptcy Court for the Northern District of Illinois approved the break up fee and bidding procedures related to the Asset Purchase Agreement ("APA") with AK Steel Corporation. On January 30, 2003, AK Steel and National Steel Corporation entered into an Asset Purchase Agreement for National Steel's principal steel making and finishing assets and iron ore pellet operations for $1.125 billion, consisting of $925 million in cash and the assumption of certain liabilities approximating $200 million.

     The court's ruling gives AK Steel "stalking horse", or priority status, which generally allows AK Steel to collect a break up fee should National agree to sell its assets to another party prior to termination of the Asset Purchase Agreement with AK Steel.

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     The APA between National and AK Steel is subject to a number of conditions, including bankruptcy court approval, termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the execution and ratification of a new collective bargaining agreement with the United Steelworkers of America for those National Steel employees who will become employees of AK Steel. The APA is subject to higher and better offers submitted in accordance with the procedures approved by the Bankruptcy Court under Sections 363 and 365 of the U. S. Bankruptcy Court.

     National Steel's Chairman and Chief Executive Mineo Shimura stated "The court's ruling today allows us to move closer to a resolution of our Chapter 11 reorganization proceeding. However, we will continue to work on our plans to emerge from Chapter 11 as a stand alone entity in the event that the transaction with AK Steel is not consummated."

     Separately, National Steel today announced that it has received from the U.S. Department of Justice a Request for Additional Information (Second Request) under the Hart-Scott-Rodino Antitrust Improvements Act pertaining to the previously announced proposal by United States Steel Corporation to purchase substantially all of National Steel's principal steelmaking and finishing assets. The Second Request, which was expected, resulted from the Hart-Scott-Rodino Antitrust Improvements Act filing made by National Steel and U.S. Steel in January. The companies intend to cooperate fully and respond promptly.

About National Steel:

     Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,200 employees. For more information

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about the company, its products and its facilities, please visit the National
Steel's web site at www.nationalsteel.com.

     All statements contained in this release, other than historical information, are forward-looking statements. Completion of the potential transaction described in this release is subject to various conditions, risks and uncertainties, and there can be no assurance that the transaction will be consummated. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2001.

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